Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-71327) pertaining to the 1998 stock incentive plan, the Registration Statement (Form S-8 No. 333-92423) pertaining to the deferred compensation plan, the Registration Statement (Form S-8 No. 333-104497) pertaining to the employees' stock ownership and retirement savings plan, the Registration Statement (Form S-8 No. 333-115735) pertaining to the 2003 stock incentive plan, the Registration Statement, including Post-Effective No. 1, (Form S-8 No. 333-152022) pertaining to the 2008 stock incentive plan, Registration Statement (Form S-8 No. 333-190406) pertaining to the employees stock ownership and retirement savings plan, Registration Statement (Form S-8 No. 333-190405) pertaining to the 2013 stock incentive plan, the Registration Statement, including Post-Effective No. 1, (Form S-3ASR No. 333-200178) pertaining to the dividend reinvestment and stock purchase plan and the Registration Statement (Form S-3ASR No. 333-188309) pertaining to common stock and debt securities of our reports dated February 26, 2016, with respect to the consolidated financial statements and schedule of OGE Energy Corp., and the effectiveness of internal control over financial reporting of OGE Energy Corp., included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Oklahoma City, Oklahoma
February 26, 2016